UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2009

SPECTRUMDNA, INC.
(Exact name of registrant as specified in its charter)

Commission file number 333-148883

Delaware	20-4880377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification No.)
organization)

1700 Park Avenue, Suite 2020
P.O. Box 682798
Park City, Utah	84068
(Address of principal	(Zip Code)
executive offices)

Registrant’s  telephone number, including area code:    (435) 658-1349

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On June 22, 2009, James C. Ackerly submitted to the Board of Directors of SpectrumDNA, Inc. (the “Company”), and the Company accepted, Mr. Ackerly’s resignation from the Board of Directors effective immediately.

(d)           On June 23, 2009, the Board of Directors appointed Jeff Nolan to serve as a member of the Company’s Board of Directors, effective June 23, 2009.

Mr. Nolan was paid a nominal fee for certain consulting services provided to the Company from May 28, 2009 to June 5, 2009.  On June 6, 2009, the Company entered into a consulting agreement with Mr. Nolan pursuant to which he will provide consulting services to the Company in relation to the operations of the Company, its strategic planning, marketing, advertising and business development, and such other areas as the parties may agree from time to time. Such services will be rendered only at a time, in a manner and at a place mutually agreed upon and on a best efforts basis and may be terminated by either party at any time on prior notice. As and for the entire compensation to be paid to Mr. Nolan for any and all services to be rendered to the Company pursuant to the consulting agreement, Mr. Nolan was granted a nonstatutory stock option under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $0.34 per share, subject to certain vesting conditions as set forth in such option.

Mr. Nolan has also been granted a nonstatutory stock option under the Plan in conjunction with his appointment to the Board to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $0.33 per share, subject to certain vesting conditions as set forth in such option.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between Mr. Nolan and any other person pursuant to which Mr. Nolan was selected as a director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Mr. Nolan, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUMDNA, INC. (Registrant)

Dated: June 22, 2009	By:	/s/ James A. Banister
James A. Banister,
Chief Executive Officer